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                                     SCHEDULE 14A
                                    (Rule 14a-101)
                       INFORMATION REQUIRED IN PROXY STATEMENT

                               SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                  (Amendment No.   )


Filed by the Registrant / /
Filed by a Party other than the Registrant /x/
Check the appropriate box:
/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/x/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section  240.14a-11(c) or
     Section  240.14a-12

          Capital Realty Investors Tax Exempt Fund Limited Partnership and
           Capital Realty Investors Tax Exempt Fund III Limited Partnership
--------------------------------------------------------------------------------
                   (Name of Registrant as Specified in its Charter)

                           Dominium Tax Exempt Fund L.L.P.
--------------------------------------------------------------------------------
                      (Name of Person(s) Filing Proxy Statement,
                            if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ /  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

         ----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:

         ----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         ----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:

         ----------------------------------------------------------------------
     5)  Total fee paid:

         ----------------------------------------------------------------------
/ /      Fee paid previously with preliminary materials.

/x/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
          $32,461
          ----------------------------------------------------------------------
     2)   Form, Schedule or Registration Statement No.:
          Schedule 14A
          ----------------------------------------------------------------------
     3)   Filing Party:
          Capital Realty Investors Tax Exempt Fund Limited Partnership and Capital Realty Investors Tax Exempt Fund III Limited Partnership
          ----------------------------------------------------------------------
     4)   Date Filed:
          March 18, 1996 and September 3, 1996
          ----------------------------------------------------------------------

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                           DOMINIUM TAX EXEMPT FUND, L.L.P.
                                  2915 NIAGARA LANE
                              PLYMOUTH, MINNESOTA  55447


                SEND A MESSAGE TO THE GENERAL PARTNERS TO EXPLORE ALL
                  ALTERNATIVES TO MAXIMIZE VALUE FOR THE BAC HOLDERS


                                     VOTE AGAINST
                             THE CAPREIT MERGER PROPOSALS
                                ON THE BLUE PROXY CARD

                EVEN IF YOU HAVE ALREADY VOTED FOR THE CAPREIT MERGER PROPOSALS, THERE IS STILL TIME TO VOTE AGAINST ON THE
                                   BLUE PROXY CARD


October 21, 1996

Dear Fellow BAC Holder:


We recently sent you material detailing our opposition to the proposed merger between Capital Realty Investors Tax Exempt Fund Limited Partnership and Capital Realty Investors Tax Exempt Fund III Limited Partnership (the "Funds") with two separate entities affiliated with Capital Apartment Properties ("CAPREIT"). WE URGE YOU TO CONSIDER OUR MATERIAL CAREFULLY. IT IS OUR OPINION THAT THE GENERAL PARTNERS HAVE SIGNIFICANT CONFLICTS OF INTEREST REGARDING THE PROPOSED MERGER AND HAVE NOT ACTED IN A MANNER TO MAXIMIZE THE VALUE OF YOUR UNITS.
THERE ARE NUMEROUS ALTERNATIVES TO MAXIMIZE BAC HOLDER VALUE, INCLUDING A FULL, FAIR AND OPEN BIDDING PROCESS, WHICH THE GENERAL PARTNERS HAVE APPARENTLY NOT SERIOUSLY CONSIDERED.


SEND A CLEAR MESSAGE TO YOUR GENERAL PARTNERS THAT YOU EXPECT THEM TO ACT IN THE BEST INTERESTS OF ALL BAC HOLDERS! Since time is of the essence, please SIGN, DATE AND RETURN THE BLUE PROXY CARD TODAY in the enclosed postage-paid envelope. Remember, even if you have already returned a card to CAPREIT, you have every legal right to change your vote. Only your latest dated proxy counts.

                      DO NOT BE MISLED BY CAPREIT'S TACTICS OF
                             DENIGRATION AND DISTRACTION

CAPREIT has consistently tried to avoid any meaningful discussion of the proposed mergers with expensive lawsuits, sensational accusations, and baseless attacks. Now that we have


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overcome the General Partners' desperate attempts to stop us from directly communicating with you, you can consider the real issue: DO THE PROPOSED MERGERS MAXIMIZE BAC HOLDER VALUE? DOMINIUM IS OPPOSING THE PROPOSED MERGERS BECAUSE WE BELIEVE THEY DO NOT, AND THAT YOU, TOO, SHOULD REJECT THE ATTEMPTS OF YOUR GENERAL PARTNERS TO FORCE THE PROPOSED MERGERS ON THE BAC HOLDERS.

                                 INSTEAD, EXAMINE THE
                       TROUBLING FACTS OF THE PROPOSED MERGERS

When you have reviewed all the facts detailed in our materials, we believe that you too will be reluctant to give away the value of your investment on your General Partners' say-so.

    - We believe the payments of approximately $4,500,000 to your General Partners and their affiliates as a result of the proposed mergers constitute a material conflict of interest, which could induce the General Partners to recommend the mergers, WHETHER OR NOT THEY ARE FAIR TO THE BAC HOLDERS.

    - We believe the GENERAL PARTNERS HAVE NOT ACTED IN A RESPONSIBLE MANNER TO MAXIMIZE PAYMENTS TO YOU:


         It is clear that the value of the Funds and YOUR INTERESTS IN THE BACS are closely tied to the value of the real estate securing the Mortgage Revenue Bonds owned by the Funds. Mortgage loans on such Properties are the only collateral for the Bonds. Hence, in ORDER TO EVALUATE THE VALUE OF THE FUNDS AND WHETHER YOU ARE BEING FAIRLY COMPENSATED, YOU MUST KNOW THE VALUE OF THE PROPERTIES SECURING THE BONDS.

         Your General Partners, however, seem to have been in never-never land when it came to acting on your behalf. They:

         -- Never exposed the properties to the market before agreeing to significant termination fees and expense reimbursement provisions, effectively locking them into the proposed merger transaction and precluding other bidders.

         -- Never used the services of a real estate broker or attempted to actively market the properties securing the Bonds.

         --   Never, apparently, even had the properties appraised.

         -- Never had the benefit of any fairness opinion when they signed the original merger agreements.

         Having neglected to use these most basic tools on your behalf to assess the value of your investment, on what grounds did the General Partners determine


                                          2

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         that you would be receiving a fair price, never mind a maximized price, for your units? Especially when they committed to terms, including approximately $10 million in break-up fees and other expenses, which effectively precluded other bidders.

    - These are the same General Partners who originally sold the BAC units for $260 million and are now pushing you to sell the units for approximately $160 million without disclosing their valuation of the underlying properties.

                SEND A CLEAR MESSAGE TO THE GENERAL PARTNERS - DEMAND
               BETTER VALUE FOR YOUR INVESTMENT BY VOTING AGAINST THE
                                   CAPREIT MERGER!

We do not believe that the General Partners have given serious consideration to all of the various alternatives which are available to maximize the value of the BAC Holders' investment, as opposed to that of the General Partners. Among the most significant of these alternatives is a full, fair and open bidding process. If such an alternative were pursued, we fully expect that outside parties would participate. While Dominium is not now MAKING an offer for the BACs, we would carefully review the terms of the bidding procedure, and if it does not have the kind of onerous, inhibiting factors which blocked our previous efforts, we expect that we would participate in the process.

OUTRIGHT SALE OF THE FUNDS, HOWEVER, IS NOT THE ONLY ALTERNATIVE TO MAXIMIZE THE VALUE OF THE BAC HOLDERS' INVESTMENTS. There are several other approaches which the General Partners have rejected, including liquidation which our analysis shows would produce significantly higher values for the BAC Holders.


Likewise, we do not take seriously the General Partners' dismissal of a refinancing alternative on the grounds that it would involve the payment of fees. ANY SUCH FEES WOULD BE DWARFED BY THE AMOUNTS PAYABLE TO THE GENERAL PARTNERS AND THEIR AFFILIATES IN THE PROPOSED CAPREIT MERGERS. Of course, they would not receive such amounts in the case of a refinancing or liquidation.

Another important factor you should consider, which has been given extremely short shrift by the General Partners, is the interest of many of the BAC Holders in continuing to receive tax exempt income at similar rates. IN ADDITION, APPROVAL OF THE PROPOSED MERGERS WOULD PREVENT YOU FROM PARTICIPATING IN ANY FUTURE IMPROVEMENT IN PERFORMANCE AT A TIME WHEN REAL ESTATE VALUES ARE INCREASING. WHILE THE GENERAL PARTNERS TRUMPET THAT THE PROPOSED MERGER INVOLVES A PREMIUM OVER MARKET, YOU SHOULD CONSIDER THAT THE PREMIUM IS BASED ON THE MARKET PRICE OVER A YEAR AGO. THE GENERAL PARTNERS HAVE HAD TO SPEND THE PAST YEAR DEFENDING THEIR DEAL IN COURT RATHER THAN IMPROVING THE MARKET PRICE OF THE BACS.


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BECAUSE OF OUR VIEWS AS TO THE VALUE OF THE PROPERTIES UNDERLYING THE BONDS, WE
BELIEVE THE BACS ARE WORTH SUBSTANTIALLY MORE THAN THE BAC HOLDERS ARE RECEIVING. YOUR GENERAL PARTNERS SHOULD CONSIDER OTHER ALTERNATIVES TO THE PROPOSED MERGERS WHICH WOULD GIVE HIGHEST CONSIDERATION TO THE INTERESTS OF THE BAC HOLDERS, RATHER THAN THE INTERESTS OF THE GENERAL PARTNERS.

SEND A MESSAGE TO THE GENERAL PARTNERS THAT THEY MUST CONSIDER YOUR INTERESTS. PLEASE SIGN, DATE, AND RETURN THE BLUE PROXY CARD TODAY WITH A VOTE AGAINST THE CAPREIT MERGER PROPOSALS.

If you have any questions about the last-minute voting of your units, please call Georgeson & Company Inc., who is assisting us in our solicitation, toll-free at 1-800-223-2064.

Sincerely,

Dominium Tax Exempt Fund L.L.P.